UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10
(Amendment No. 2)

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

QORNERSTONE INC.
(formerly TechMedia Advertising, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	98-0540833
(State or other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

6, Shenton Way #21-08 OUE Downtown Singapore	068809
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code: +65-65572516

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:
Common Shares, $0.001 par value
(Title of class)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

2

EXPLANATORY NOTE

Qornerstone Inc. (formerly TechMedia Advertising, Inc.) (the "Company") is filing this Amendment No. 2 (the "Amendment No. 2") to the Form 10 (the "Original Filing") as originally filed with the U.S. Securities and Exchange Commission on September 11, 2018 (the "Original Filing Date") and amended on November 9, 2018 (the "Amendment No. 1") in order to file the restated and amended audited consolidated financial statements for IBASE Technology Private Ltd. for the fiscal year ended June 30, 2018, which were included in Item 15 to Amendment No. 1 as certain errors relating to customer contract costs, that were not deferred in error, prepaid consulting fees which were expensed in error, and not properly classifying certain costs of sales, which were included in operating expenses in error.

This Amendment No. 2 consists solely of the preceding cover page, this explanatory note, Item 15 and the signature page.

Except as provided above, no other changes have been made to Amendment No. 1 or to the audited financial statements of TechMedia Advertising, Inc. for the fiscal year ended July 31, 2018 included in Amendment No. 1.  In addition, this Amendment No. 2 does not reflect events that may have occurred subsequent to the filing of Amendment No. 1.

ITEM 15. FINANCIAL STATEMENTS SCHEDULES AND EXHIBITS

Financial Statements

The following Financial Statements are filed as part of this report.

Description
Financial Statements of TechMedia Advertising, Inc. for the year ended July 31, 2018
Report of Independent Registered Public Accounting Firm
Balance Sheets as at July 31, 2018 and July 31, 2017
Statement of Operations for the years ended July 31, 2018 and July 31, 2017
Statements of Stockholders' Deficit for the years ended July 31, 2018 and July 31, 2017
Statement of Cash Flows for the years ended July 31, 2018 and July 31, 2017
Notes to the Financial Statements

Restated and Amended Consolidated Financial Statements of IBASE for the year ended June 30, 2018
Report of Independent Registered Public Accounting Firm
Restated and Amended Consolidated Balance Sheets as at June 30, 2018 and 2017
Restated and Amended Consolidated Statement of Operations and Comprehensive Income for the years ended June 30, 2018 and 2017
Restated and Amended Consolidated Statements of Stockholders' Equity (Deficit) for the years ended June 30, 2018 and 2017
Restated and Amended Consolidated Statements of Cash Flows for the years ended June 30, 2018 and 2017
Notes to the Restated and Amended Consolidated Financial Statements

TECHMEDIA ADVERTISING, INC.
Financial Statements
July 31, 2018
(Expressed in U.S. dollars)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Techmedia Advertising, Inc.

Opinion on the Financial Statements
We have audited the accompanying balance sheets of Techmedia Advertising, Inc. (the "Company") as of July 31, 2018 and 2017, the related statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a working capital deficiency and has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company’s auditor since 2017
Vancouver, Canada
November 9, 2018

TECHMEDIA ADVERTISING, INC.
Balance Sheets
(Expressed in U.S. dollars)

	July 31,	July 31,
	2018	2017
	$	$
ASSETS
Current assets
Cash	–	389
Total assets	–	389
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	71,265	78,883
Due to related parties	191,605	177,953
Total liabilities	262,870	256,836

Stockholders’ deficit
Common stock, 220,000,000 shares authorized, $0.001 par value, 9,670,474 shares issued and outstanding (2017: 9,665,474)	9,670	9,665
Additional paid-in capital	5,591,546	5,566,551
Share subscriptions received	–	25,000
Deficit	(5,864,086)	(5,857,663)
Total stockholders’ deficit	(262,870)	(256,447)
Total liabilities and stockholders’ deficit	–	389

TECHMEDIA ADVERTISING, INC.
Statements of Operations
(Expressed in U.S. dollars)

	Year ended	Year ended
	July 31,	July 31,
	2018	2017
	$	$
Expenses
Foreign exchange loss (gain)	(2,935)	751
Professional fees	31,791	13,811
Transfer agent and filing fees	2,567	1,490
Total expenses	31,423	16,052
Other Item
Gain on write-off of accounts payable	(25,000)	-

Net loss for the year	(6,423)	(16,052)
Net loss per share, basic and diluted	–	–
Weighted average number of shares outstanding	9,668,597	9,665,474

(The accompanying notes are an integral part of these financial statements)

TECHMEDIA ADVERTISING, INC.
Statements of Stockholders’ Deficit
(Expressed in U.S. dollars)

			Additional	Share
	Common stock		paid-in	subscriptions
		Amount	capital	received	Deficit	Total
	Number	$	$	$	$	$
Balance, July 31, 2016	9,665,474	9,665	5,566,551	25,000	(5,841,611)	(240,395)
Net loss for the year	–	–	–	–	(16,052)	(16,052)
Balance, July 31, 2017	9,665,474	9,665	5,566,551	25,000	(5,857,663)	(256,447)
Shares issued	5,000	5	24,995	(25,000)	–	–
Net loss for the year	–	–	–	–	(6,423)	(6,423)
Balance, July 31, 2018	9,670,474	9,670	5,591,546	–	(5,864,086)	(262,870)

(The accompanying notes are an integral part of these financial statements)

TECHMEDIA ADVERTISING, INC.
Statements of Cash Flows
(Expressed in U.S. dollars)

	Year ended	Year ended
	July 31,	July 31,
	2018	2017
	$	$
Operating activities:
Net loss for the year	(6,423)	(16,052)
Gain on write-off of accounts payable	(25,000)	–
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	17,382	15,068
Due to related parties	13,652	1,000
Net cash provided by (used in) operating activities	(389)	16
Increase (decrease) in cash	(389)	16
Cash, beginning of year	389	373
Cash, end of year	–	389
Supplemental Cash flow information:
Cash paid for interest	–	–
Cash paid for taxes	–	–

(The accompanying notes are an integral part of these financial statements)

TECHMEDIA ADVERTISING, INC.
Notes to the Financial Statements
Years Ended July 31, 2018 and 2017
(Expressed in U.S. dollars)

1.	Nature of Operations and Continuance of Business

TechMedia Advertising, Inc. (the "Company") was incorporated in the State of Nevada on January 30, 2007 under the name Ultra Care, Inc. On February 17, 2009, the Company merged with its wholly owned subsidiary, TechMedia Advertising, Inc., in order to effect a name change from Ultra Care, Inc. to TechMedia Advertising, Inc. The Company is currently exploring potential business opportunities in different markets.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue to develop its business and ultimately on the attainment of profitable operations. The Company is in the process of arranging additional capital financing that may assist in addressing these issues; however, these factors continue to raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Significant Accounting Policies

(a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and are expressed in U.S. dollars.

(b)	Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

TECHMEDIA ADVERTISING, INC.
Notes to the Financial Statements
Years Ended July 31, 2018 and 2017
(Expressed in U.S. dollars)

2.	Significant Accounting Policies (continued)

(d)	Financial Instruments and Fair Value Measures

ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are no observable inputs to the valuation methodology that are relevant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities, and amounts due to related parties. The recorded values of all financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

(e)	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As of July 31, 2018 and 2017, the Company did not have any amounts recorded pertaining to uncertain tax positions.

(f)	Foreign Currency Translation

The Company’s functional currency is U.S. dollars. Transactions in foreign currencies are translated into the currency of measurement at the exchange rates in effect on the transaction date. Monetary balance sheet items expressed in foreign currencies are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in income.

TECHMEDIA ADVERTISING, INC.
Notes to the Financial Statements
Years Ended July 31, 2018 and 2017
(Expressed in U.S. dollars)

2.	Significant Accounting Policies (continued)

(g)	Loss Per Share

The Company computes net income (loss) per share in accordance with ASC 260, "Earnings per Share", which requires presentation of both basic and diluted loss per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if- converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As at July 31, 2018 and 2017, there were no dilutive financial instruments issued or outstanding.

(h)	Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 will be effective for the Company in the first quarter of the fiscal year commencing August 1, 2018. The Company does not expect the adoption of ASU 2016-02 to have an impact on its financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard is based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Since its initial release, the FASB has issued several amendments to the standard, which include clarification of accounting guidance related to identification of performance obligations and principal versus agent considerations. Topic 606 became effective for the Company in the first quarter of the 2018 fiscal year. The adoption of this guidance had no impact on the Company’s financial statements.

3.	Related Party Transactions

(a)	As at July 31, 2018, a total of $191,605 (2017 - $177,953) is owed to directors of the Company, which is non-interest bearing, unsecured, and due on demand.

4.	Common Stock

Effective September 22, 2017, the Company completed a reverse stock-split on a 5 old for 1 new basis of its authorized, issued, and outstanding common stock. The accompanying financial statements and related notes thereto have been retroactively restated to reflect the reverse stock-split.

Share subscriptions

During the year ended July 31, 2011, the Company received $25,000 in subscription proceeds for issuance of its common stock at $5 per share. On November 30, 2017, the Company issued 5,000 shares of its common stock for the proceeds received.

TECHMEDIA ADVERTISING, INC.
Notes to the Financial Statements
Years Ended July 31, 2018 and 2017
(Expressed in U.S. dollars)

5.	Income Taxes

The Company did not record a provision for income taxes for the years ended July 31, 2018 and 2017 due to a valuation allowance recorded against the deferred tax assets.

The Company is subject to U.S. federal and state income taxes at a rate of 26.83% (2017 – 35%). The reconciliation of the provision for income taxes at the corporate tax rate compared to the Company’s income tax expense as reported is as follows:

	2018	2017
	$	$
Income tax expense (recovery) at statutory rate	(1,723)	5,618
Change in enacted tax rates	287,399	–
Valuation allowance change	(285,676)	(5,618)
Provision for income taxes	–	–

The significant components of deferred income tax assets and liabilities as at July 31, 2018 and 2017 are as follows:

	2018	2017
	$	$
Net operating losses carried forward	431,886	717,562
Total deferred income tax assets	431,866	717,562
Valuation allowance	(431,886)	(717,562)
Net deferred income tax asset	–	–

On December 22, 2017, the Tax Cuts and Jobs Act (2017 Tax Act) was enacted. The 2017 Tax Act includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate tax rate from 34% to 21%, for tax years beginning after December 31, 2017. The 2017 Tax Act also provides for the implementation of a territorial tax system, a onetime transition tax on certain foreign earnings, the acceleration of depreciation for certain assets placed into service after September 27, 2017 and other prospective changes beginning in 2018, including repeal of the domestic manufacturing deduction, acceleration of tax revenue recognition, capitalization of research and development expenditures, additional limitations on executive compensation and limitations on the deductibility of interest. As a result of the change in enacted statutory tax rate effective January 1, 2018, the Company has calculated its blended corporate tax rate for the year ended July 31, 2018 as being 26.83% .

In conjunction with the Tax Act, the SEC staff issued Staff Accounting Bulletin No. 118 to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. The Company has recognized the provisional tax impacts related to the revaluation of deferred tax assets and liabilities at July 31, 2018. There was no net impact on the Company's financial statements for the year ended July 31, 2018 as the corresponding adjustment was made to the valuation allowance.

The Company is in arrears on filing its statutory corporate income tax returns and the amounts presented above are based on estimates. The actual losses available could differ from these estimates.

IBASE Technology Private Ltd.

Consolidated Financial Statements

For the Years Ended June 30, 2018 and 2017

Restated and Amended

(Expressed in US Dollars)

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of IBase Technology Private Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of IBase Technology Private Ltd. (the "Company") as of June 30, 2018, the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for the year then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in note 8 to the financial statements, the June 30, 2018 financial statements have been restated to correct a misstatement.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not yet achieved profitable operations, has incurred losses of $1,487,571 and expects to incur further losses in the development of its business. The Company requires additional financing to pursue its plan of operation. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

We have served as the Company's auditor since 2017

Vancouver, Canada

November 9, 2021

IBASE Technology Private Limited

Consolidated Balance Sheets

As at June 30, 2018 and 2017

Restated and Amended

(Expressed in US Dollars)

		2018
		$
		(restated -	2017
	Notes	see note 8)	$

ASSETS
Current Assets
Cash		128,868	585,840
Accounts receivable		121,742	154,948
Deferred contract costs		448,653	71,049
Prepaid expenses and deposits		199,744	62,756
Total Current Assets		899,007	874,593
Investment	3	-	7,342
Property and equipment	4	15,028	20,070
Total Assets		914,035	902,005

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities		108,726	52,411
Deferred revenue		421,178	289,199
Due to related parties	6	235,678	-
Total Current Liabilities		765,582	341,610
Notes payable	5	1,406,522	480,818
Total Liabilities		2,172,104	822,428

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, 1,000,000 shares authorized, S$1.00 par value 325,000 shares issued and outstanding		189,692	189,692
Accumulated other comprehensive income		39,810	14,117
Deficit		(1,487,571)	(124,232)
Total Stockholders' Equity (Deficit)		(1,258,069)	79,577
Total Liabilities and Stockholders' Equity (Deficit)		914,035	902,005

(The accompanying notes are an integral part of these consolidated financial statements)

IBASE Technology Private Limited

Consolidated Statements of Operations and Comprehensive Loss

For the Years Ended June 30, 2018 and 2017

Restated and Amended

(Expressed in US Dollars)

		2018
		$
		(restated -	2017
	Notes	see note 8)	$

Revenue		767,196	978,015
Cost of sales		473,914	100,106
Gross Profit		293,282	877,909

Expenses
Consulting fees		7,733	-
Depreciation		13,117	14,291
Directors' fees	6	269,205	194,334
General and administrative		56,850	90,165
Professional fees		63,847	23,378
Related party consulting fees		660,000	-
Research and development		130,788	-
Rent		63,160	63,858
Salaries and benefits		390,002	689,991
Total Expenses		1,654,702	1,076,017
Loss from Operations		(1,361,420)	(198,108)
Other Income (Expense)
Share of loss of equity investment		-	(860)
Total Other Income		-	(860)
Net Loss before Income Taxes		(1,361,420)	(198,968)
Income tax expense	7	(1,919)	(764)
Net Loss for the Year		(1,363,339)	(199,732)
Comprehensive Loss
Foreign currency translation gain (loss)		25,693	(7,029)
Comprehensive Loss for the Year		(1,337,646)	(206,761)
Loss Per Share, Basic and Diluted		(4.12)	(0.61)
Weighted Average Number of Shares Outstanding		325,000	325,000

(The accompanying notes are an integral part of these consolidated financial statements)

IBASE Technology Private Limited

Consolidated Statements of Stockholders' Equity (Deficit)

For the Years Ended June 30, 2018 and 2017

Restated and Amended

(Expressed in US Dollars)

			Accumulated
			Other	Retained
	Common Stock		Comprehensive	Earnings	Total
			Income	(Deficit)	Stockholders'
			$	$	Equity
	Shares	Amount		(restated -	(Deficit)
	#	$		see note 8)	$

Balance, June 30, 2016	325,000	189,692	21,146	75,500	286,338
Foreign currency translation loss	-	-	(7,029)	-	(7,029)
Net loss for the year	-	-	-	(199,732)	(199,732)
Balance, June 30, 2017	325,000	189,692	14,117	(124,232)	79,577
Foreign currency translation gain	-	-	25,693	-	25,693
Net loss for the year	-	-	-	(1,363,339)	(1,363,339)
Balance, June 30, 2018	325,000	189,692	39,810	(1,487,571)	(1,258,069)

(The accompanying notes are an integral part of these consolidated financial statements)

IBASE Technology Private Limited

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2018 and 2017

Restated and Amended

(Expressed in US Dollars)

	2018
	$
	(restated -	2017
	see note 8)	$

Operating Activities
Net loss for the year	(1,363,339)	(199,732)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign currency exchange losses	25,161	706
Depreciation	13,117	14,291
Share of loss of associate	-	860

Changes in operating assets and liabilities:
Accounts receivable	35,427	(30,070)
Deferred contract costs	(378,769)	(71,049)
Prepaid expenses and deposits	(132,197)	4,419
Accounts payable and accrued liabilities	54,380	(14,415)
Deferred revenue	135,579	62,510
Net Cash Used In Operating Activities	(1,610,641)	(232,480)
Investing Activities
Acquisition of subsidiary, net of cash received	10,179	-
Purchase of property and equipment	(8,075)	(21,693)
Net Cash Provided by (Used In) Investing Activities	2,104	(21,693)
Financing Activities
Proceeds from issuance of convertible notes	925,704	480,818
Proceeds from related parties	235,678	-
Net Cash Provided By Financing Activities	1,161,382	480,818
Effects of Foreign Exchange Rate Changes on Cash	(9,817)	(10,656)
Increase (Decrease) in Cash	(456,972)	215,989
Cash, Beginning of Year	585,840	369,851
Cash, End of Year	128,868	585,840
Supplemental Disclosures:
Interest paid	-	-
Income taxes paid	1,919	764

(The accompanying notes are an integral part of these consolidated financial statements)

IBASE Technology Private Limited Notes to the Consolidated Financial Statements For the Years Ended June 30, 2018 and 2017 Restated and Amended (Expressed in US Dollars)

1. Organization and Nature of Operations

IBASE Technology Private Limited (the "Company") is a private company limited by shares, incorporated and domiciled in the Republic of Singapore. The registered office of the Company is at 6 Shenton Way, #21-08 OUE Downtown Singapore 068809. The Company's principal place of business is at 19 Kallang Avenue #04- 151, Singapore 339410.

The principal activities of the Company are those of traders of computer hardware, software and networking, information technology consultants, internet and e-commerce service/solution providers.

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its obligations and commitments in the normal course of operations. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. As of June 30, 2018, the Company had not yet achieved profitable operations, has incurred cumulative losses of $1,487,571 and expects to incur further losses in the development of its business, which casts substantial doubt about the Company's ability to continue as a going concern. To remain a going concern, the Company will be required to obtain the necessary financing to pursue its plan of operation. Management plans to obtain the necessary financing through the issuance of equity and/or advances from related parties. Should the Company not be able to obtain this financing, it may need to substantially scale back operations or cease business. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Significant Accounting Policies

(a) Principles of Consolidation and Basis of Presentation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, IBASE Technology International Pte. Ltd. ("IBASE International"), which was acquired on July 1, 2017.

These consolidated financial statements of the Company have been prepared in accordance with US generally accepted accounting principles.

These consolidated financial statements are presented in US dollars and have been prepared under the historical cost convention, except as disclosed in the accounting policies below.

(b) Use of Estimates

The preparation of these financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to allowance for doubtful accounts, the estimated useful lives and recoverability of property and equipment, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

IBASE Technology Private Limited Notes to the Consolidated Financial Statements For the Years Ended June 30, 2018 and 2017 Restated and Amended (Expressed in US Dollars)

2. Significant Accounting Policies (continued)

(c) Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of acquisition to be cash equivalents. As at June 30, 2018 and 2017, the Company had no cash equivalents.

(d) Accounts Receivable

The Company recognizes allowances for doubtful accounts to ensure accounts receivable are not overstated due to the inability or unwillingness of its customers to make required payments. The allowance is based on the business environment, historical bad debt expense, the age of receivables, and the specific identification of receivables the Company considers at risk. The Company reviews the adequacy of its allowance for doubtful accounts on a regular basis.

(e) Investment

Prior to obtaining a 100% interest, the Company's investment in the shares of a private company is accounted for using the equity method as the Company has determined that it has significant influence over this investment. Under the equity method, the carrying value of the investment is adjusted to recognize the Company's share of the net income or loss and other comprehensive income of the investee. The Company regularly reviews its investment for indicators of impairment. If the investment's fair value is determined to be less than its net carrying value and the decline is determined to be other- than-temporary, the investment is written down to its fair value. Such an evaluation is judgmental and dependent on specific facts and circumstances. Factors considered in determining whether an other- than-temporary decline in value has occurred include: market value or exit price of the investment based on financing by the investee; length of time that the market value was below its cost basis; financial condition and business prospects of the investee and the Company's intent and ability to retain the investment for a sufficient period of time to allow for recovery in market value of the investment.

(f) Property and Equipment

Property and equipment consist of computer equipment, furniture and fixtures, leasehold improvements, and office equipment and are measured at cost less accumulated depreciation and impairment losses. Property and equipment are depreciated on a straight-line basis over their expected useful life as follows:

Computer equipment	3 years
Furniture and fixtures	5 years
Office equipment	5 years

(g) Impairment of Long-lived Assets

In accordance with ASC 360, "Property, Plant, and Equipment", the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

IBASE Technology Private Limited Notes to the Consolidated Financial Statements For the Years Ended June 30, 2018 and 2017 Restated and Amended (Expressed in US Dollars)

2. Significant Accounting Policies (continued)

(h) Government Grants

Grants from the government are recognized as a receivable at fair value when there is reasonable assurance that the grant will be received and the Company will comply with all the attached conditions.

Government grants relating to assets are deducted against the carrying amount of the assets.

(i) Leases

A lease that transfers substantially all of the benefits and risks of ownership is classified as a capital lease. At the inception of a capital lease, an asset and a payment obligation are recorded at an amount equal to the lesser of the present value of the minimum lease payments and the property's fair market value. Assets classified as capital leases are amortized using the declining balance method, over their estimated useful lives. All other leases are accounted for as operating leases and rental payments are expensed as incurred.

(j) Financial Instruments and Fair Value Measures

ASC 820, "Fair Value Measurements and Disclosures" requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company's financial instruments consist principally of cash, accounts receivable, and accounts payable and accrued liabilities. Pursuant to ASC 820, the fair values of cash are determined based on "Level 1" inputs. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations. The Company operates in Singapore and its cash is held in Singapore dollars, and there is no significant exposure to foreign currency fluctuations.

IBASE Technology Private Limited Notes to the Consolidated Financial Statements For the Years Ended June 30, 2018 and 2017 Restated and Amended (Expressed in US Dollars)

2. Significant Accounting Policies (continued)

(k) Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, "Income Taxes". The asset and liability method provides that deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is believed more likely than not to be realized.

(l) Foreign Currency Translation

The Company's functional currency is the Singapore dollar and its reporting currency is the US dollar. Management has adopted ASC 830, "Foreign Currency Matters". Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation of foreign currency denominated transactions or balances are included in the statement of operations.

The Company uses the current rate method to translate the financial statements to its reporting currency. Accordingly, assets and liabilities are translated into US dollars at the period end exchange rate while revenue and expenses are translated at the average exchange rates during the period. Related exchange gains and losses are included in a separate component of stockholders' equity as accumulated other comprehensive income.

(m) Revenue Recognition

The Company derives revenue from the sale of software, product support and maintenance services, and other consulting services.

License, subscription and maintenance fees

Revenue for the one-time sales of licenses or subscriptions that are not required to be significantly modified or customized is recognized when: (1) there is a legally binding arrangement with the customer

(2) delivery has occurred; (3) the sales price is fixed and free of contingencies or significant uncertainties and (4) collection is probable. Revenues that are not recognized at the time of the license sale are recognized when those conditions are subsequently met.

Software as a service fees

Revenues for arrangements that include the delivery of software along with unspecified software products in the future including unspecified platform transfer rights are accounted for as subscription fees whereby the revenue is recognized ratably over the term of the contract commencing with the date the service is made available to customers.

Multi-element arrangements

When an arrangement includes multiple elements, the fee is allocated to the various elements based on vendor specific objective evidence ("VSOE") of fair value, regardless of any separate prices stated in the contract for each element. If VSOE does not exist for the allocation of revenue to the various elements of the arrangement, all revenue from the arrangement shall be deferred until the earlier of the point at which: (1) such sufficient VSOE does exist or (2) all elements have been delivered.

IBASE Technology Private Limited Notes to the Consolidated Financial Statements For the Years Ended June 30, 2018 and 2017 Restated and Amended (Expressed in US Dollars)

2. Significant Accounting Policies (continued)

(m) Revenue Recognition

Management assesses the business environment, customers' financial condition, historical collection experience, accounts receivable aging, and customer disputes to determine whether collectability is reasonably assured. If collectability is not considered reasonably assured at the time of sale, the Company does not recognize revenue until collection occurs.

Revenues recognized in excess of billings are recorded as unbilled services. Billings in excess of revenues recognized are recorded as deferred revenues until revenue recognition criteria are met. Client prepayments (even if nonrefundable) are deferred and recognized over future periods as services are delivered or performed.

Costs incurred on contracts for which revenues have not been recognized are deferred and charged to expense in the same period the associated revenue is recognized.

(n) Employee Benefits

The Company make contributions to the Central Provident Fund Scheme in Singapore which is a defined contribution pension scheme. These contributions are recognized as compensation expense in the period in which the related service is performed.

Employee entitlements to annual leave are recognized as a liability when they accrue to employees. The estimated liability for leave is recognized for services rendered by employees up to the balance sheet date.

(o) Earnings Per Share

The Company computes earnings per share in accordance with ASC 260, "Earnings per Share". ASC 260 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is computed by dividing earnings available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As at June 30, 2018 and 2017, the Company had no potentially dilutive shares outstanding.

(p) Comprehensive Income

ASC 220, "Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the years ended June 30, 2018, and 2017, the Company comprehensive income (loss) consists of foreign currency translation gains and losses.

IBASE Technology Private Limited Notes to the Consolidated Financial Statements For the Years Ended June 30, 2018 and 2017 Restated and Amended (Expressed in US Dollars)

2. Significant Accounting Policies (continued)

(q) Recent Accounting Pronouncements

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which updated the guidance in ASC Topic 606, Revenue Recognition. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

To achieve that core principle, an entity should identify the contract(s) with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation.

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments in this update deferred the effective date for implementation of ASU 2014-09 by one year and is now effective for annual reporting periods beginning after December 15, 2017. Early application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period.

In April 2016, FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, and in May 2016, ASU 2016-12, Revenues from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients both of which provide supplemental adoption guidance and clarification to ASU 2014-09. ASU 2016-10 and ASU 2016-12 must be adopted concurrently with the adoption of ASU 2014-09.

The Company intends to adopt the guidance of Topic 606 during the first quarter of the fiscal 2019 year- end which is July 1, 2018 utilizing the full retrospective method of transition. The Company is currently evaluating the impact of Topic 606 but currently does not believe the adoption of Topic 606 will result in a material impact on revenues or operating expenses. However, these preliminary assessments are subject to change.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right- of-use assets and eliminates certain real estate-specific provisions. ASU 2016-02 will be effective for the Company in the first quarter of the fiscal year commencing August 1, 2018. While the Company is continuing to assess the potential impact of this ASU, it currently believes the most significant impact relates to its accounting for office space operating leases. The Company anticipates this ASU will have a material impact on its Consolidated Balance Sheets but will not have a material impact on its other Consolidated Financial Statements or footnotes.

3. Acquisition of IBASE International

On July 1, 2018, the Company acquired the remaining 65% of IBASE International that it did not already own and IBASE International became a wholly-owned subsidiary. Pursuant to the purchase agreement, the Company paid $14,637 (S$20,000). To date, IBase International has not generated any revenue or undertaken any significant activity.

IBASE Technology Private Limited Notes to the Consolidated Financial Statements For the Years Ended June 30, 2018 and 2017 Restated and Amended (Expressed in US Dollars)

3. Acquisition of IBASE International (continued)

The relative fair values of the assets acquired and liabilities assumed from IBASE International are as follows:

$
Cash	24,816
Accounts payable and accrued liabilities	(2,297)
22,519
65% thereon	14,637
Consideration:
Cash	14,637

4. Property and Equipment

			Net Book	Net Book
			Value	Value
		Accumulated	June 30,	June 30,
	Cost	Depreciation	2018	2017
	$	$	$	$
Computer equipment	227,454	214,022	13,432	17,433
Furniture and fixtures	25,119	24,039	1,080	1,740
Office equipment	30,856	30,340	516	897
	283,429	268,401	15,028	20,070

5. Notes Payable

During the year ended June 30, 2018, the Company received an aggregate of $925,704 (2017 - $480,818) pursuant to the issuance of convertible notes for an aggregate of $1,406,522. These notes automatically convert into shares of Techmedia Advertising, Inc. ("Techmedia") at a price of $0.90 per share upon the closing of a share exchange agreement between the Company and Techmedia. These notes are non-interest bearing and mature three years from the date of their respective date of advance unless automatically converted sooner.

6. Related Party Transactions

(a) As at June 30, 2018, the Company owed a total of $235,678 (S$321,000) (2017 - $nil) to directors of the Company. These amounts are unsecured, non-interest bearing, and due on demand.

(b) During the year ended June 30, 2018, the Company incurred directors' fees of $269,205 (2017 - $194,334) to directors of the Company.

IBASE Technology Private Limited Notes to the Consolidated Financial Statements For the Years Ended June 30, 2018 and 2017 Restated and Amended (Expressed in US Dollars)

7. Income Taxes

The Company is subject to Singapore income taxes at a statutory rate of 17%. The reconciliation of the provision for income taxes at the corporate tax rate compared to the Company's income tax expense as reported is as follows:

	2018
		$2017
	(restated)	$
Net loss for the year before provision for tax	(1,361,420)	(198,968)
Expected tax recovery at statutory rate	(231,000)	(34,000)
Adjustment to prior year provision	2,000	1,000
Change in valuation allowance	231,000	34,000
Income tax expense	2,000	1,000

The significant components of the Company's deferred income tax assets that have not been included on the consolidated statement of financial position are as follows:

	2018
		$2017
	(restated)	$
Operating losses	266,000	34,000
Valuation allowance	266,000)	(34,000)
Net deferred income tax assets	-	-

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. In evaluating the Company's ability to recover deferred tax assets, management considers all available positive and negative evidence including past operating results, the existence of cumulative losses and the forecast of future taxable income. In determining future taxable income, the Company utilizes assumptions including the amount of pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates used to manage the underlying businesses.

Uncertain Tax Positions

The Company records liabilities related to uncertain tax positions in accordance with the guidance that clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements by prescribing a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. At June 30, 2018 and 2017, the Company does not have an accrual relating to uncertain tax positions. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

IBASE Technology Private Limited Notes to the Consolidated Financial Statements For the Years Ended June 30, 2018 and 2017 Restated and Amended (Expressed in US Dollars)

8. Restatement

The Company has restated its consolidated financial statements as at June 30, 2018 and for the year then ended to reflect contract costs, that were not deferred in error at June 30, 2018 and for prepaid consulting fees which were expensed in error at June 30, 2018. The Company has also reclassified the salaries and benefits for staff whose work is used to directly generate sales from Salaries and benefits to Cost of Sales. These restatements resulted in a decrease to net loss of $368,331 and a decrease to net loss per share of $1.21.

The impact of the restatement as at June 30, 2018 and for the year then ended is summarized below:

Consolidated Balance Sheet

	As at June 30, 2018
	As reported	Adjustment	As restated
	$	$	$

ASSETS

Current Assets
Deferred contract costs	188,322	260,331	448,653
Prepaids	91,744	108,000	199,744
Total Current Assets	530,676	368,331	899,007
Total Assets	545,704	368,331	914,035

Stockholders' Equity
Deficit	(1,855,902)	368,331	(1,487,571)
Total Stockholders' Deficit	(1,626,400)	368,331	(1,258,069)
Total Liabilities and Stockholders' Deficit	545,704	368,331	914,035

IBASE Technology Private Limited Notes to the Consolidated Financial Statements For the Years Ended June 30, 2018 and 2017 Restated and Amended (Expressed in US Dollars)

8. Restatement (continued)

Consolidated Statement of Operations and Comprehensive Loss

	Year ended June 30, 2018
	As reported	Adjustment	As restated
	$	$	$
Cost of Sales	152,624	321,290	473,914
Gross Profit	614,572	(321,290)	293,282
Consulting fees	775,733	(108,000)	667,733
Salaries and benefits	971,623	(581,621)	390,002
Total Expenses	2,344,323	(689,621)	1,654,702
Loss from Operations	(1,729,751)	368,331	(1,361,420)
Net Loss before Income Taxes	(1,729,751)	368,331	(1,361,420)
Net loss for the year	(1,731,670)	368,331	(1,363,339)
Comprehensive loss for the year	(1,705,977)	368,331	(1,337,646)

Consolidated Statement of Stockholders' Equity

	Year ended June 30, 2018
	As reported	Adjustment	As restated
	$	$	$

Deficit	(1,855,902)	368,331	(1,487,571)
Stockholders' Deficit	(1,626,400)	368,331	(1,258,069)

Consolidated Statement of Cash Flows

	Year ended June 30, 2018
	As reported	Adjustment	As restated
	$	$	$

Operating Activities
Net loss for the year	(1,731,670)	368,331	(1,363,339)
Changes in operating assets and liabilities:
Deferred contract costs	(118,438)	(260,331)	(378,769)
Prepaids	(24,197)	(108,000)	(132,197)
Net cash Used in Operating Activities	(1,610,641)	-	(1,610,641)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 13, 2022

QORNERSTONE INC.
(formerly TechMedia Advertising, Inc.)

By:        /s/ Ernest Ong
Ernest Ong
President, CEO and Director